Exhibit 99.1

Press Release	Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL THIRD QUARTER 2004 RESULTS

SCOTTS VALLEY, CA – April 20, 2004 – Seagate Technology (NYSE: STX) today reported revenue of $1.39 billion, net income of $159 million, and diluted earnings per share of $0.32 for the quarter ended April 2, 2004. Excluding the $125 million income tax benefit disclosed in the company’s 8-K filing of March 16, 2004, non-GAAP net income is $34 million and earnings per share are $0.07. These results compare to revenue of $1.62 billion, net income of $174 million, and diluted earnings per share of $0.37 in the year-ago quarter.

For the nine months ended April 2, 2004, Seagate reported revenue of $4.89 billion, net income of $563 million and diluted earnings per share of $1.13. This compares to revenue of $4.93 billion, net income of $481 million and diluted earnings per share of $1.04 for the nine-month period ended March 28, 2003. Non-GAAP net income and earnings per share for the nine months ended April 2, 2004, which excludes the $125 million income tax benefit, is $438 million and $0.88, respectively.

The most substantial impact to Seagate’s third quarter earnings results was the reduction in notebook disc drive shipments. On March 2, Seagate believed it would ship around 1.6 million units, but ended the quarter shipping approximately 1 million units. The 600,000 unit shortfall resulted from a combination of a supply imbalance for notebook systems and Seagate’s concentrated customer base. These factors will cause further uncertainty during the June quarter.

The rate of price declines for personal storage products from the December quarter has slowed as pricing in the distribution channel stabilized during the March quarter. While the company is encouraged by the improved channel pricing environment, this benefit was offset during the quarter by a rapid decline in channel inventory for Seagate’s personal storage products. Seagate

Seagate Technology Reports Fiscal Third Quarter 2004 Results

had anticipated reducing the 7.5 weeks of channel inventory of its products present at the beginning of January to its target range of 4-6 weeks by the end of the June quarter. At the end of the March quarter, channel inventory was approximately 4.5 weeks. The company believes this accelerated decline in channel inventory was driven by its decision not to reduce prices at the end of the quarter, which resulted in lower sales of Seagate products to its distribution partners. The aggressive reduction of channel inventory impacted the company’s sales into the channel by approximately 1.4 million units compared to its internal plan.

“The industry is currently in a period of longer product lifecycles, which, contrary to past expectations, has resulted in increasing price pressure,” said Steve Luczo, chairman and chief executive officer, Seagate. “The next several months will be uniquely challenging as it is the seasonally weakest period of the year in which we are experiencing continued price declines. As a result, we are evaluating alternatives to reduce the cost structure of the company during this period of extended product cycles. Within this context, however, management is committed to ensuring that the company is well positioned to take advantage of long-term market opportunities as our new products are introduced throughout the remainder of the calendar year.”

Mobile Storage Products:

The company believes the total available market (TAM) for mobile storage products was 14.5 million units in the March quarter and Seagate shipped about 1 million units, representing approximately 7% market share. Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for mobile storage products for the June quarter will be approximately 14.5 million units and its share of the TAM will be approximately 7-8%.

Personal Storage Products:

The company believes the TAM for personal storage products, which includes drives for both desktop and consumer electronics applications, was 46-47 million units in the March quarter and Seagate shipped 14.6 million units, representing approximately 31% market share. Of the 14.6 million units Seagate shipped during the quarter, approximately 7.9 million units were sold to OEM customers and 6.7 million units were sold to distribution customers. Seagate believes it regained about 8 points of OEM market share in this space during the quarter. Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the

Seagate Technology Reports Fiscal Third Quarter 2004 Results

TAM for personal storage products for the June quarter will be approximately 48 million units and its share of the TAM will be approximately 32-34%.

Enterprise Storage Products:

The company believes the TAM for enterprise storage products was approximately 5.2 million units in the March quarter and Seagate shipped 2.5 million units, representing approximately 48% market share. Seagate’s revenue and gross margin contribution from its enterprise product shipments was adversely affected by its higher mix of shipments to OEMs rather than to the distribution channel where pricing conditions are currently more favorable. Shipments to distributors were 3-5% lower than the company anticipated on March 2. Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the TAM for enterprise storage products for the June quarter will be approximately 5.1 million units and its share of the TAM will be approximately 48-49%.

Drive Shipments (000’s)	FQ304	FQ204	FQ303	Year-to-Date
				FY04	FY03
Mobile Storage	957	1,896	—	3,165	—

Consumer Electronics	1,056	1,021	568	4,331	3,765
Desktop Storage	13,510	16,062	13,354	45,669	40,258

Total Personal Storage Products	14,566	17,083	13,922	50,000	44,023

Enterprise Storage	2,499	2,735	2,698	7,810	7,620

Total Unit Shipments	18,023	21,714	16,620	60,976	51,643

Business Review

Gross Margin: Gross margin was 21.7%, compared to 26.2% in the previous quarter. Margins were impacted by the continuation of price erosion and lower overall shipments.

Channel Inventory: The distribution channel inventory for Seagate personal storage products at the end of the March quarter was approximately 4.5 weeks of supply using a 13-week rolling average for distribution sales out.

Revenue Breakdown: Revenue for the March quarter was 65% OEM and 35% distribution, compared to 54% and 46%, respectively, in the prior quarter. Revenue by geographic region was 32% for North America, 29% for Europe, and 39% for Asia Pacific.

Cash Flow: Cash flow generated from operations was $233 million, compared to $94 million in the previous quarter. Year-to-date cash from operations is approximately $561 million.

Seagate Technology Reports Fiscal Third Quarter 2004 Results

Cash Balance: As of April 2, 2004, the company had cash, cash equivalents and short-term investments totaling $1.36 billion, an increase of $85 million from the prior quarter.

Inventory Turns: Inventory turns for the March quarter were 9.0, a decrease from 13.6 in the prior quarter. The total inventory balance at the end of the quarter was $482 million, up $99 million from the prior quarter.

Dividend: The company has declared a quarterly cash distribution of $0.06 per share to be paid on or before May 21, 2004 to all common shareholders of record as of May 7, 2004.

Capital Investment: Capital investment for the March quarter was $153 million. Capital investment for the nine months ending April 2, 2004 was $375 million.

Business Outlook

As stated, the hard drive industry and Seagate are in a unique and challenging period of time with longer product cycles, continued aggressive pricing in the core markets and ongoing changes in how Seagate and the industry serve the distribution channel. All of these may impact the company’s near-term profitability. These factors combined with the inability to predict the impact of relatively small changes in volume or pricing, make it difficult to provide earnings guidance. As a result, Seagate will deliver an update on industry conditions and the company’s operating performance for the quarter during the week of June 1, 2004.

During this challenging time-frame, the management team will be intensely focused on maintaining profitability for the company. Cost reduction actions focused on significantly reducing discretionary spending in the near-term have already been implemented. In addition, management will be taking actions over the next several weeks that are focused on improving the company’s cost structure to be in-line with the challenging environment ahead.

Conference Call

Seagate Technology will hold a conference call to review the fiscal third quarter 2004 results at 2:00 p.m. Pacific Time today. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 5:00 p.m. Pacific Time through April 27 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 6122241

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

Seagate Technology Reports Fiscal Third Quarter 2004 Results

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, PC, Notebook, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; the company’s and its competitors’ ability to introduce, qualify, manufacture in volume and sell new products on a timely and cost-effective basis; and competitive factors such as the potential for excess supply. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 21, 2003, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on February 3, 2004. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal Third Quarter 2004 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	April 2, 2004	June 27, 2003 (a)
ASSETS
Cash and cash equivalents	$736	$749
Short-term investments	627	445
Accounts receivable, net	649	611
Inventories	482	319
Other current assets	181	158

Total Current Assets	2,675	2,282
Property, equipment and leasehold improvements, net	1,169	1,111
Other assets, net	159	124

Total Assets	$4,003	$3,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$725	$640
Affiliate accounts payable	—	11
Accrued employee compensation	147	217
Accrued expenses	328	312
Accrued income taxes	62	179
Current portion of long-term debt	4	4

Total Current Liabilities	1,266	1,363
Other liabilities	88	93
Long-term debt, less current portion	741	745

Total Liabilities	2,095	2,201

Shareholders’ Equity	1,908	1,316

Total Liabilities and Shareholders’ Equity	$4,003	$3,517

(a) The information in this column was derived from the Company’s audited consolidated balance sheet as of June 27, 2003.

Seagate Technology Reports Fiscal Third Quarter 2004 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 2, 2004	March 28, 2003	April 2, 2004	March 28, 2003
Revenue	$1,388	$1,620	$4,888	$4,933

Cost of revenue	1,087	1,186	3,658	3,634
Product development	169	167	505	496
Marketing and administrative	73	85	224	276
Restructuring costs, net	6	—	20	7

Total Operating Expenses	1,335	1,438	4,407	4,413

Income from Operations	53	182	481	520

Interest income	4	4	13	12
Interest expense	(11)	(11)	(35)	(36)
Other, net	—	5	(1)	(1)

Other Income (Expense), net	(7)	(2)	(23)	(25)

Income before income taxes	46	180	458	495
Provision for (benefit from) income taxes	(113)	6	(105)	14

Net Income	$159	$174	$563	$481

Net income per share:
Basic	$0.35	$0.41	$1.25	$1.17
Diluted	0.32	0.37	1.13	1.04
Number of shares used in per share calculations:
Basic	455	429	450	413
Diluted	498	476	499	465

Seagate Technology Reports Fiscal Third Quarter 2004 Results

SEAGATE TECHNOLOGY

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	GAAP April 2, 2004	Non-GAAP Adjustment	Non-GAAP April 2, 2004
Income before income taxes	$46	$—	$46
Provision for (benefit from) income taxes	(113)	125	12

Net Income	$159	$125	$34

Net income per share:
Basic	$0.35		$0.07
Diluted	0.32		0.07
Number of shares used in per share calculations:
Basic	455		455
Diluted	498		498

	Nine Months Ended
	GAAP April 2, 2004	Non-GAAP Adjustment	Non-GAAP April 2, 2004
Income before income taxes	$458	$—	$458
Provision for (benefit from) income taxes	(105)	125	20

Net Income	$563	$125	$438

Net income per share:
Basic	$1.25		$0.97
Diluted	1.13		0.88
Number of shares used in per share calculations:
Basic	450		450
Diluted	499		499

Seagate Technology Reports Fiscal Third Quarter 2004 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	April 2, 2004	March 28, 2003
OPERATING ACTIVITIES
Net income	$563	$481

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	321	327
VERITAS tax indemnification	(125)	—
Other non-cash operating activities, net	4	8
Changes in operating assets and liabilities:
Current assets and liabilities	(165)	(181)
Non-current assets and liabilities	(37)	(40)

Net cash provided by operating activities	561	595

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(375)	(357)
Purchases of short-term investments	(3,119)	(2,405)
Maturities and sales of short-term investments	2,935	2,239
Other investing activities, net	(37)	(9)

Net cash used in investing activities	(596)	(532)

FINANCING ACTIVITIES
Repayment of long-term debt	(4)	(2)
Issuance of common shares	89	281
Distributions to shareholders	(63)	(275)

Net cash provided by financing activities	22	4

Increase (decrease) in cash and cash equivalents	(13)	67
Cash and cash equivalents at the beginning of the period	749	612

Cash and cash equivalents at the end of the period	$736	$679